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                                                                   Exhibit 10.20
                                                       Employment Agreement with
                                                                  Peter Aronstam

                                           {Letterhead of Airspan Networks Inc.}




Feb. 15, 2001



Peter Aronstam
2840 N.W. 49/th/ Street
Boca Raton, FL 33434

Dear Peter,

It is a pleasure to provide this formal offer to you for the position of Senior Vice President and Chief Financial Officer ("CFO") of Airspan Networks Inc. ("Airspan" or the "Company"). Both the Board of Directors ("Board") of Airspan and I are enthusiastic about having you join us in this crucial role. The position of CFO reports directly to me, will be based at the Airspan offices in Sunrise, Florida and will require close collaboration with the worldwide Airspan team.

Here are the detailed terms and conditions of this offer:

1.   Salary

     Your starting base salary will be US$260,000 per year, to be paid twice per month. The salary will be subject to periodic review and adjustment by the Board.

2.   Incentive Compensation

     You will be eligible for incentive compensation in accordance with Airspan's bonus compensation plan in effect from time to time. A copy of the plan for 2001 is attached as Schedule 1 hereto. The 2001 plan provides an on-target bonus for the CFO position of 50% of the base salary. The actual bonus value for 2001 will be determined at the conclusion of the full year 2001 and will include a Corporate Performance Factor and an individual Performance Factor, which will vary from 0 to 200% of the target 50%.

3.   Stock Grant

     On the first day of your employment with Airspan, Airspan will grant to you an option for the purchase of 325,000 shares of Airspan's common stock. The options will be granted under Airspan's 1998 Stock Option and Restricted Stock Plan as amended (the "Plan"), and will be subject to the provisions of the Plan unless otherwise stated in this offer. The options so granted will be exercisable in accordance with the Plan, at a price equal to the closing market price for the common stock of Airspan as of the first day of your employment. Twenty-five percent (25%) of the options will vest on the first anniversary of your employment, and the remaining seventy-five percent (75%) thereafter monthly over the next three years of your employment.

     In addition to this initial grant of options, you will be eligible for grants of additional options as may be determined by the Board in future under the Plan.
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4.   Employee Benefits

     You will be eligible to participate in the Company's benefit plans and to receive the benefits that the Company customarily makes available to its employees in a position comparable to yours. You will be entitled to three weeks of vacation per year plus customary holidays.

5.   Employment Security

     a) If the Company terminates your employment other than for "Cause" or if you terminate your employment with "Good Reason", you will be entitled to a separation payment, to be payable over a twelve month period following such termination, equal to twelve months of your base salary as of the date of your termination.

     "Cause" means (a) your material breach of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have received notice of such breach from the Company, (b) your failure to follow the direction of the board of directors, which directions are in compliance with all applicable laws, and the you have not cured such failure within a reasonable period after you shall have received notice of such breach from the Company, (c) your conviction of a crime involving fraud or theft or that constitutes a felony, (d) your engagement of serious willful misconduct that is materially injurious to the Company, or (e) your willful failure to perform the duties and responsibilities of your position.

     "Good Reason" means (a) a material diminution of your duties, authority or responsibilities, (b) your removal from the position of Senior Vice President and Chief Financial Officer of the Company, (c) a material reduction of your annual base salary, or (d) a breach by the Company of any material term of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have given the Company notice of such breach.

     This provision will not alter the at-will status of your employment.

     b) If there is a "Change of Control" of the Company, and within one year of the effective date thereof either (i) the Company terminates your employment, or (ii) you voluntarily terminate your employment because either you are required to relocate from the Sunrise, Florida offices of the Company or your duties and responsibilities are changed in a material way, you will be entitled to receive employment security of twelve months of the total cash compensation that would have been payable to you in the twelve-month period following such termination. Such compensation will include all bonuses that would have been payable (including all bonuses in connection with the end of the fiscal year of the Company during such twelve-month period and the pro-rated portion of any bonus that would have been payable for the following year at the same percentage of compensation). You will also be entitled during that twelve-month period to the benefits described in Section 4 above.

     "Change of Control" means any of the following: (a) the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Principal Shareholders (as defined below) of 35% or more of the combined voting power of the Company's then outstanding voting securities; (b) the merger, consolidation, acquisition or other transaction of the Company as a result of which the Principal Shareholders do not own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of the board of directors of the Company, or, as applicable, the acquirer, successor or surviving entity; (c) the liquidation or dissolution of the Company; (d) the sale, transfer or other disposition of all or substantially all of the assets of the Company, whether in a single transaction or in a series of transactions, to one more persons or entities that are, immediately prior to and after such sale, transfer or disposition, persons or entities in which the Principal Shareholders do not own, directly or indirectly, more than 50% of the combined voting power entitled to vote
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     generally in the election of the board of directors of such persons or entities; and (e) a "change of control" under any material document or instrument governing the indebtedness of the Company.

     "Principal Shareholders" means any or all of those persons or entities (other than officers of the Company who were not on the board of directors of the Company) who (a) owned, directly or indirectly, as of July 19, 2000, more than 75% of the combined voting power entitled to vote generally in the election of the board of directors of the Company at such date, and (b) are entities, which, directly or indirectly, are in control of, controlled by or under common control with, any of the persons or entities described in clause (a).

     c) If your employment is terminated in the circumstances contemplated by paragraphs a) or b) of this Section 5, any options which you have been granted in accordance with Section 3 above and which have not yet vested in you in accordance with the Plan will immediately vest in you.

     d) If the Company terminates your employment for Cause, or if you voluntarily terminate your employment without Good Reason, then any options granted to you under the Plan that have not vested on or prior to the date of termination will expire.

6.   Confidentiality

     On or before the first day of your employment, you will be required to sign and abide by the Confidentiality and Proprietary Information Agreement attached hereto as Schedule 2.

Under federal immigration laws, the Company is required to verify your identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents to satisfy those requirements. This offer is conditioned upon submission of satisfactory documentation.

The terms and conditions set forth in this offer have been authorized and approved by the Board of Directors of the Company and all other necessary corporate actions, provided that the actions required to make the stock grant referred to in section 3 above will be taken no later than five days after you become an employee of the Company.

If you are in agreement with the terms of this offer, please acknowledge by signing below. This offer is valid until February 16, 2001.


Sincerely,


/s/  Eric Stonestrom
--------------------
Airspan Networks Inc.

By:  Eric Stonestrom
President and Chief Executive Officer

Agreed and accepted by:

/s/ Peter Aronstam                           Feb. 15, 2001
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Peter Aronstam                               Date